Exhibit 99.1

Press Release August 5, 2004
6714 Pointe Inverness Way, Suite 200 Fort Wayne, IN 46804-7932 260.459.3553 Phone 260.969.3590 Fax www.steeldynamics.com

Judge Dismisses GM Lawsuit Against Steel Dynamics

FORT WAYNE, INDIANA, August 5, 2004 – Steel Dynamics, Inc. (NASDAQ: STLD) today announced that on August 4, 2004, a Michigan circuit court judge dismissed General Motors Corporation’s lawsuit against SDI over an alleged multi-year steel purchase agreement.

Oakland County (Michigan) Circuit Court Judge Gene Schnelz issued his ruling from the bench, granting Steel Dynamics’ motion to dismiss GM’s lawsuit on the basis that GM had failed in its March 18, 2004 complaint to state a legally valid claim against SDI.

In granting Steel Dynamics’ motion to dismiss GM’s complaint, Judge Schnelz, from the bench, questioned the wisdom of GM’s decision to bring its original complaint based upon a January 22, 2003 GM drafted letter to SDI. The court noted that the GM letter, by its very terms, simply constituted “a framework for the future” and contained a provision negating the existence of any GM obligation to purchase any minimum tonnages of steel or any minimum percentage of GM’s requirements of the designated flat-rolled steel products. Furthermore, GM reserved the right to unilaterally terminate at any time. GM had argued that it was entitled to purchase steel at January 2003 pricing for the balance of 2004. Steel Dynamics contended that GM’s so-called agreement was legally unenforceable because of a lack of mutuality of obligation – that is, that GM cannot legally enforce an obligation upon SDI to sell when GM disclaimed any obligation to purchase – and the court agreed.

In commenting upon the court’s ruling, Keith Busse, SDI’s President and Chief Executive Officer, stated: “We are delighted that our position in this controversy with General Motors, which we explained in our March 25, 2004 press release, has now been fully vindicated and that the court has determined that for there to be a legally binding contract both parties must have enforceable obligations. As a company, we are committed to honoring our obligations, and we do so every day, even if circumstances turn against us in a particular transaction. However, we felt strongly that General Motors’ attempt to take advantage of the dramatic increase in the market price of steel by asserting a one-way obligation against us was wrong and should be opposed.”

Forward Looking Statements

This press release contains predictive statements about future events. These statements are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Such predictive statements are not guarantees of future performance, and actual results could differ materially from our current expectations.

We refer you to SDI’s detailed explanation of the many factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K and in other reports which we from time to time file with the Securities and Exchange Commission, available publicly on the SEC’s Web site, www.sec.gov and on the company’s Web site, www.steeldynamics.com.

Contact: Tracy L. Shellabarger, Chief Financial Officer, Phone 260.459.3553